Exhibit B

Transactions In Shares By Accounts Advised By Fairholme Capital Management, L.L.C.

Date	Action	Shares	Price
8/12/2025	SELL	139,100	$ 50.57
8/13/2025	SELL	167,500	$ 51.44
8/14/2025	SELL	44,000	$ 50.72
8/15/2025	SELL	26,000	$ 50.31
8/19/2025	SELL	29,000	$ 50.17
8/22/2025	SELL	81,000	$ 50.46
8/28/2025	SELL	25,300	$ 51.00